CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          As independent public accountants, we hereby consent to the incorporation of our report dated June 22, 2001 (and all references to our Firm), included in or made a part of this Form 11-K, into the Registration Statement (Form S-8, File No. 33-80995) pertaining to the Donnelley Deferred Compensation and Voluntary Savings Plan.

          We have not audited any financial statements of the Donnelley Deferred Compensation and Voluntary Savings Plan subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.

WASHINGTON , PITTMAN & MC KEEVER , LLC

Chicago, Illinois
June 27, 2001